UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0778222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2665 South Bayshore Drive, Suite 901 Coconut Grove, Florida	33133
(Address of Principal Executive Offices)	(Zip Code)

WATSCO, INC. AMENDED AND RESTATED 2001 INCENTIVE COMPENSATION PLAN

(Full Title of the plan)

Ana M. Menendez

Chief Financial Officer and Treasurer

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida, 33133

(Name and address of agent for service)

(305) 714-4100

(Telephone number, including area code, of agent for service)

Copy to:

Jaret L. Davis, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0676

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, $.50 par value	1,000,000 shares	$52.37	$52,370,000	$2,922.25
Class B Common stock, $.50 par value	1,000,000 shares	$50.82	$50,820,000	$2,835.76

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Watsco, Inc. Amended and Restated 2001 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act and based upon the average of the high and low price of the Registrant’s Common stock as reported on the New York Stock Exchange and Class B Common stock as reported on the American Stock Exchange on June 2, 2009.

EXPLANATORY NOTE

The Watsco, Inc. Amended and Restated 2001 Incentive Compensation Plan (the “Plan”) was approved, adopted and ratified on May 29, 2009 to increase, by 1,000,000 shares, the number of shares of the Registrant’s Common stock, par value $.50 per share and Class B Common stock, par value $.50 per share, available for issuance thereunder. This Registration Statement is being filed pursuant to General Instruction E of Form S-8 to register such additional 1,000,000 shares of the Registrant’s common stock. Such shares are additional securities of the same class as other securities for which a previously filed Registration Statement on Form S-8 (Registration Statement No. 333-86006), filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2002, is effective. The contents of the above listed Registration Statement is incorporated by reference herein, except for Items 3, 8 and 9 of such previously filed Registration Statement, which is replaced and superseded by Items 3, 8 and 9 set forth in this Registration Statement.

After giving effect to the amendment to the Plan and the effectiveness of this Registration Statement on Form S-8, the total number of shares registered on Form S-8 and available for grant under the Plan will be 4,000,000.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of

Rule 428 of the Securities Act and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended;

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

(c) the Registrant’s Current Reports on Form 8-K dated April 1, 2009 and May 3, 2009; and

(d) the Registrant’s Definitive Proxy Statement filed in connection with the Registrant’s Annual Meeting of Shareholders held on May 29, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Description of Capital Stock

The following description of the terms of our Common stock, our Class B common stock and our Preferred stock sets forth certain general terms and provisions of these securities. This section also summarizes relevant provisions of the Florida Business Corporation Act, which we refer to as “Florida law.” The terms of our Amended and Restated Articles of Incorporation and Amended Bylaws, as well as the terms of Florida law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

As of June 4, 2009, under our Amended and Restated Articles of Incorporation, as amended, we had the authority to issue:

•	60,000,000 shares of Common stock, par value $0.50 per share;
•	10,000,000 shares of Class B common stock, par value $0.50 per share; and
•	10,000,000 shares of Preferred stock, par value $0.50 per share, which are issuable in series on terms determined by our Board of Directors, of which none are currently designated.

As of June 4, 2009:

•	24,788,236 shares of our Common stock, excluding 6,322,650 treasury shares, were outstanding;
•	3,905,174 shares of our Class B common stock, excluding 48,263 treasury shares, were outstanding;
•	No shares of our preferred stock were outstanding; and

•

389,637 shares of our Common and Class B common stock have been reserved for issuance under the Plan. After giving effect to the amendment to the Plan and the effectiveness of this Registration Statement on Form S-8, the total shares of our Common and Class B common stock reserved for issuance under the Plan increases to 1,389,637.

Rights of Our Common Stock

Preemptive Rights. The holders of our Common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Voting Rights. Each outstanding share of our Common stock is entitled to one vote per share.

Dividends. Holders of our Common stock are entitled to receive dividends or other distributions when and if declared by our Board of Directors. The right of our Board of Directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and our preferred stock and the availability of sufficient funds under Florida law to pay dividends. In addition, our credit facility contains certain restrictions on our ability to pay dividends.

Liquidation Rights. In the event of the liquidation of our Company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our Common stock are entitled to receive any of our assets available for distribution to our shareholders ratably in proportion to the number of shares held by them.

Listing. We list our Common stock on the New York Stock Exchange under the symbol “WSO.”

Rights of Our Class B Common Stock

Our Class B common stock is substantially identical to our Common stock except (i) Common stock is entitled to one vote on most matters and each share of Class B common stock is entitled to ten votes; (ii) shareholders of Common stock are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) and Class B shareholders are entitled to elect the balance of the Board of Directors; (iii) cash dividends may be paid on Common stock without paying a cash dividend on Class B common stock and no cash dividend may be paid on Class B common stock unless at least an equal cash dividend is paid on Common stock and (iv) Class B common stock is convertible at any time into Common stock on a one-for-one basis at the option of the shareholder.

We list our Class B common stock on the American Stock Exchange under the symbol “WSOB.”

Rights of Our Preferred Stock

We are authorized to issue Preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common stock and Class B common stock and, in certain instances, could adversely affect the market price of this stock. In the event of issuance, the Preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company or make removal of management more difficult.

Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Florida Law

Our Amended and Restated Articles of Incorporation and Amended Bylaws, contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many shareholders may find attractive. The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of our Common stock and Class B common stock.

Articles of Incorporation and Bylaws

Blank Check Preferred Stock. As noted above, our Preferred stock could be issued quickly and utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company or make removal of management more difficult.

Election of Directors. Our Amended and Restated Articles of Incorporation provides for the filling of vacancies occurring on the Board of Directors by certain votes of the remaining directors. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by that removal with its own nominees.

Classified Board. Our Amended and Restated Articles of Incorporation provides for the Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Florida Anti-Takeover Legislation

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

Indemnification

Our Amended and Restated Articles of Incorporation provide for indemnification of our officers and directors to the fullest extent allowed by applicable law. We have also obtained liability insurance for our officers and directors in the amount of $40 million. At the present time, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Item 5. Interests of Named Experts and Counsel

The validity of the Common stock and Class B Common stock offered hereby will be passed upon for the Registrant by Greenberg Traurig, P.A., Miami, Florida. Cesar Alvarez, a Director of the Registrant, is the Chief Executive Officer of Greenberg Traurig. Greenberg Traurig receives customary fees for legal services.

Item 8. Exhibits

The exhibits to this Registration Statement are listed in the Index to Exhibits on the page following the Signatures page to this Registration Statement.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on June 5, 2009.

WATSCO, INC. (Registrant)

By:	/s/ Ana M. Menendez
Ana M. Menendez Chief Financial Officer (on behalf of the Registrant and as Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert H. Nahmad and Barry S. Logan, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Albert H. Nahmad Albert H. Nahmad	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 5, 2009

/s/ Barry S. Logan Barry S. Logan	Senior Vice President and Secretary	June 5, 2009

/s/ Ana M. Menendez Ana M. Menendez	Chief Financial Officer (principal accounting officer and principal financial officer)	June 5, 2009

/s/ Cesar L. Alvarez Cesar L. Alvarez	Director	June 5, 2009

/s/ Robert L. Berner III Robert L. Berner III	Director	June 5, 2009

/s/ Denise Dickins Denise Dickins	Director	June 5, 2009

/s/ Frederick H. Joseph Frederick H. Joseph	Director	June 5, 2009

/s/ Paul F. Manley Paul F. Manley	Director	June 5, 2009

/s/ Bob L. Moss Bob L. Moss	Director	June 5, 2009

/s/ George P. Sape George P. Sape	Director	June 5, 2009

/s/ Gary L. Tapella Gary L. Tapella	Director	June 5, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Registrant’s Amended and Restated Articles of Incorporation (1)

4.2	Articles of Amendment to the Registrant’s Amended and Restated Articles of Incorporation (2)

4.3	Articles of Amendment to the Registrant’s Amended and Restated Articles of Incorporation

4.4	Registrant’s Bylaws (3)

4.5	Registrant’s Amendment to the Bylaws (4)

4.6	Watsco, Inc. Amended and Restated 2001 Incentive Compensation Plan

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.

(2)	Incorporated by reference to Appendix B filed with the Registrant’s Definitive Proxy Statement for the year ended December 31, 2008 and incorporated herein by reference.

(3)	Incorporated by reference to Exhibit 3.2 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 1985 and incorporated herein by reference.

(4)	Incorporated by reference to Exhibit 99.1 filed with the Registrant’s Current Report on Form 8-K on April 1, 2009.